Patent Transfer Contract

This Patent Transfer Contract (the "Contract") is entered into as of October 3, 2007 between the following Parties in Dalian.

Preface

——Whereas, the Transferor (patent holder), Jianping Qiu, owns the Patents attached in Annex 1 (the "Patents").

——Whereas, the Transferee, Dalian Innomind Environment Engineering Co., Ltd., desires to obtain Patents aforesaid, based on its acknowledgement of such Patents.

——Whereas the Transferor agrees to transfer the Patents to the Transferee.

The Transferor agrees to transfer the Patents listed in Annex 1 ("Targeted Patents", which, for the purpose of this Contract, shall also include any and all know-hows, trade secrets and proprietary properties attached to or in relation to the Patents) for RMB10,000 Yuan and both parties agree to enter into this contract. The Transferee will become the legal owner of the Patents from the date on which the Patents transfer registration is published by the Patent Office of P.R.C.

Article 1 Patents to be Transferred from the Transferor to the Transferee

The Transferor agrees to transfer the Patents listed in Annex 1 for RMB10,000 Yuan and both parties agree to enter into this contract. Within one month from the date of execution of this Contract, the Transferor shall apply to the Patent Office of P.R.C. ("the Patent Office") for patent transfer registration. The Transferee will become the legal owner of the Patents from the date on which the Patents transfer registration is published by the Patent Office of P.R.C.

All application materials and other materials in relations to the Patents held by the Transferor and approval documents issued by competent authority or the relevant competent department of the State Council shall be transferred to the Transferee ("Transferred Materials") upon execution of this Contract by both Parties. .

Article 2 Assignment Fee and Payment

The assignment fee is RMB 10,000 Yuan, which shall be paid in cash by the Transferee to the Transferor within two months after this Contract is executed by both Parties.

Article 3 Representations and Warranties of Transferor and Revocation and Invalidation of the Patent Right

The Transferor hereunder represents and warrants that the Transferor:

(1) has the ownership of all the Targeted Patents under this Agreement, and such ownership of Targeted Patents is still sufficient and valid as of the date of this Agreement;

(2) does not establish any security on the Targeted Patents under this Agreement;

(3) has the authorization to transfer all Targeted Patents under this Agreement to the Transferee;

(4) the Targeted Patents under this Agreement do not infringe any other intellectual property rights of third party, and

(5) is not aware of any infringement to Targeted Patents under this Agreement by third party.

If the transferred patents are revoked or declared invalid, the Transferor shall return the transfer fee to the Transferee, and shall compensate the Transferee for any and all losses caused thereby.

Upon the effectiveness of this Contract, if a third party appeals to the People's Courts for revocation of any of the patents, or petitions to the Patent Office of PRC to declare the patents invalid, or files a lawsuit in courts to challenge the decision of the Patent Appeal Committee, the Transferor shall be responsible to defend such lawsuits and pay for the related court fees or expenses and shall keep the Transferee fully indemnified against all actions, claims, proceedings, costs and damages (including any damages or compensation paid by the Transferee on the advice of its legal advisers to compromise or settle any claim) and all legal costs or other expenses arising out the above.

Article 4 Transitional Period

1、During the period after this Contract is executed and prior to the publication date on which the transfer is published by the Patent Office (the "Transitional Period"), the Transferor shall maintain the validity of the Patents and shall pay for the annual fee and renewal fee for these Patents.

2、After the publication date on which the transfer is published by the Patent Office, the Transferee shall be responsible for maintaining the validity of the patents. It shall pay the annual fee or renewal fee in relation to the Target Patents and etc.

3、During the Transition Period, this Contract shall be terminated if both Parties fail to perform this Contract due to force majeure.

Article 5 Patent Transfer Registration

From the execution date of this Contract, the Transferor shall apply to the Patent Office for patent transfer registration in accordance with Article 1 of this Contract, and shall complete the patent transfer registration process.

Article 6 Improvements

In the event the Transferor makes an improvement to the Patents, the Transferor shall disclose to the Transferee the full details of the improvement and transfer such improvement to the Transferee for free.

Article 7 Supply of Information

Upon execution of this Contract by both Parties, the Transferor shall inform the Transferee of all technical information concerning the Patents and supply the Transferee with any documents or drawings relating to the Patents.

Article 8 Fees and Taxes

1、In accordance with the Tax Law of P.R.C, any tax payable on the transfer fees under this Contract shall be payable by the Transferor if the both parties are Chinese citizens or corporations.

2、In accordance with the Tax Law of P.R.C and the Income Tax Law for Foreign Invested Enterprises and Foreign Entities, the Transferor shall pay the tax on the transfer fee under this Contract if the Transferor is a foreign citizen or corporation.

3、If the Transferor is a Chinese citizen or corporation while the Transferee is a foreign citizen or corporation, the payment of tax on the transfer fee shall be made in accordance with the law of the country or district where the Transferee is from.

Article 9 Breach of the Contract and Claim for Damages

To the Transferor:

1、If the Transferor refuses to submit the Transferred Materials to the Transferee and complete the related procedures, the Transferee shall have the right to terminate this Contract, request a return of transfer fee, and seek damages for the breach.

2、If the Transferor delays in delivering the Transferred Materials and completing the related procedures (including the application to the Patent Office for change of register owner) without any reason, the Transferor shall pay a penalty to the Transferee for each month that is delayed. If The Transferor delays for more than two months, the Transferee has the right to terminate this Contract and request a return of the transfer fee.

3、If the Transferor breaches the agreement under Article 4(1) of this Contract, the Transferor shall pay to the Transferee any damages resulting from such a breach.

To the Transferee

1、If the Transferee refuses to pay the transfer fee, the Transferor has the right to terminate the Contract, return the Transferred Materials, and request a compensation for its loss or damages resulting from the breach of the Contract.

2、If the Transferee breaches the agreement under Article 4(2) of this Contract, the Transferee shall pay to the Transferor any damages resulting from such a breach.

For the purpose of this Article 6, "damage" shall mean the actual loss resulting from a breach of the Contract.

Article 10 Settlement of Disputes

1. Any disputes under the Contract shall be settled at first through friendly consultation between the parties hereto.

2. In case no settlement can be reached through consultation, each Party shall have the right to petition to the patent administrative bureau for mediation at the Transferee's place of principal office. If any of the parties is not satisfied with the mediation result, the parties may challenge the result in courts.

Article 11 Agent's Fee

If the Parties retain an agent to complete the transfer registration procedures, any agent's fees shall be borne equally by both Parties.

Article 12 Miscellaneous

Any unforeseeable technical problems or legal problems that are not covered in the provisions of this Contract shall be further negotiated and agreed to by the Parties hereto.

This Agreement is written in Chinese and English and both the English version and Chinese version shall have the same effect. This Agreement is executed in four (4) copies for each version; each Party holds one original copy and the others shall be used for other procedures, and each original copy has the same legal effect.

Article 13 Effectiveness of Contract

This Contract shall be binding on both Parties upon the execution of this Contract and shall become effective upon the date on which the Patent Office of PRC registers and publishes the "Changes of the Bibliographic Data" made by the parties.

Party A: Qiu Jianping

Signature:

Party B: Dalian Innomind Environment Engineering Co., Ltd.

Representative (signature):

Signed on:

Date: October 3, 2007

Annex 1:

Name and Number of transferred Patents:

	Name of Patents	No.
1	Comprehensive Sewage Treatment System and Method	ZL031111785
2	Inclined Pipe Sedimentation Tank	ZL982167784
3	Dust Settlement Removal Device	ZL032119135